EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement"), made this ____ day of October, 1995, effective as of October 1, 1995, by and between Moovies, Inc., a Delaware corporation (the "Company") and Robert Klein, a resident of the Commonwealth of Pennsylvania (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ Employee and Employee desires to accept employment on the terms and conditions contained herein;

         NOW,  THEREFORE,  in consideration of the mutual promises and covenants
hereinafter  contained,   the  receipt  and  sufficiency  of  which  are  hereby
acknowledged, the parties hereto agree as follows:

         1. Employment. Employee shall serve as the Executive Vice President - Operations of the Company on the terms and conditions hereinafter set forth. The Employee agrees that he will perform his work at all times to the best of his ability, conscientiously, energetically, expeditiously and at the direction of the President and Board of Directors of the Company. The Employee will render to the Company at regular and frequent intervals, as set by the Company, reports and accounting of the status and progress of any work he is performing.

         2. Term. This Agreement shall commence as of October 1, 1995 (the "Commencement Date") and shall continue, subject to the provisions for early termination set forth herein, until the third anniversary of the Commencement Date. Subject to Section 10 hereof, this Agreement shall be automatically renewed for additional terms of one (1) year each, unless the Company notifies Employee in writing or Employee notifies the Company in writing of the intention not to renew this Agreement no less than six (6) months prior to the expiration of the then current term. References to this Agreement's term shall mean the initial term and all successive terms unless the context clearly indicates otherwise.

         3. Compensation. For services rendered by Employee under this Agreement during the term hereof, Employee shall be entitled to receive the following compensation ("Compensation") (subject to Section 14 hereof):

                  (a) Base Salary. One Hundred Fifty Thousand ($150,000) annually ("Base Salary") (prorated for any partial calendar year during the term hereof) shall be payable in accordance with the Company's customary payroll procedures, but not less often than in monthly installments.

         (b) Annual Bonus. In addition, the Company may pay Employee an annual bonus (prorated for any partial calendar year during the term hereof) of up to 50% of his Base Salary ("Annual Bonus") as determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company, based on the achievement by the Company and Employee of performance goals and other criteria as agreed to by Company and Employee.

         4.       Insurance and Other Benefits.

                  (a) Life and Other Insurance. Subject to Employee's being insurable at standard nonsmoker rates and to the availability of such coverage from the Company's customary insurance providers, the Company shall, at its expense, provide or arrange for and keep in effect, during the term of Employee's employment hereunder, such group term life insurance, accidental death and dismemberment insurance and disability insurance, as is provided from time to time for the other Executive Vice Presidents of the Company.

                  (b) Medical Insurance. Subject to the availability of such coverage from the Company's customary insurance providers, the Company shall, at its expense, during the term of Employee's employment hereunder, provide or arrange for and keep in effect, medical and health insurance, for Employee and his family, to the same extent as is provided from time to time for the other Executive Vice Presidents of the Company.

                  (c) Vacation. Employee shall be entitled to the greater of (i) three (3) weeks of paid vacation per year during each year of his employment hereunder or (ii) that vacation provided to other Executive Vice Presidents of the Company.

                  (d) Out-of-Pocket Expenses. During the term hereof in accordance with the policies and procedures of the Company, the Company shall pay or reimburse the Employee for all reasonable travel and business expenses (including air travel at coach rate and automobile expenses at $0.25 per mile) incurred or paid by Employee in the performance of his duties hereunder to the same extent as the other Executive Vice Presidents are paid or reimbursed, upon Employee's presentation of expense statements, receipts, vouchers and such other information as the Company may require.

                  (e) Relocation Costs. The Company shall reimburse Employee, upon Employee's presentation of expense statements, receipts, vouchers and such other information as the Company may require, for (i) all moving costs and expenses directly related to the relocation of Employee to Greenville, S.C.,
(ii) all closing costs and real estate commissions required to be paid by Employee in connection with the sale of his home in Pennsylvania and (iii) Employee's actual costs of obtaining temporary housing in connection with such relocation for the period ending November 15, 1996.

                  (f) Country Club Membership Fees. The Company will pay the membership fees for the Employee to join The Thornblade Country Club. Employee will be responsible for all other costs of membership, including regular dues.

                  (g) Treatment of Fringe Benefits. Any amounts the Company pays for insurance coverage or fringe benefits that are supplemental to or in addition to the Company's standard insurance coverage or benefits shall be compensation in addition to Base Salary (but not included within the definition of Base Salary for purposes of this Agreement) and shall be reflected on Employee's W-2.

         5. Secret Information and Trade Secrets. Employee covenants and agrees that all Secret Information and all physical embodiments thereof received or developed by the Employee while employed by the Company is confidential to and is and will remain the sole and exclusive property of the Company. Employee will hold such Secret Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Secret Information, except to the extent necessary to perform the duties assigned to Employee by the Company. The confidentiality requirements and use restrictions contained in this Section 5 shall survive any termination of this Agreement but shall not apply (i) to any information that falls into the public domain through no fault of Employee or (ii) to Secret Information which is not Trade Secrets when a period of five years has expired following the termination of this Agreement.

         "Secret Information" means information related to the Company or its business (1) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (2) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Secret Information includes "Trade Secrets" which is information that meets the foregoing criteria and includes, without limitation, technical and nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, pricing information, marketing information and lists of actual or potential acquisition candidates, potential sites for development and suppliers. Secret Information also includes information which has been disclosed to the Company by a third party and which the Company is obligated to treat as confidential.

         All records, notes, files, memoranda, reports, marketing information, price lists, supplier lists and information, documents, and all copies thereof, equipment, and apparatus and like items relating to the business of the Company, Secret Information or Trade Secrets which shall be prepared by Employee or which shall be disclosed to or which shall come into the possession of Employee shall be and remain the sole and exclusive property of the Company. Employee agrees that, upon the termination of his employment with the Company, or at any other time upon request, he will promptly deliver to the Company the originals and all copies of any of the foregoing that are in his possession, custody or control, and any other property belonging to the Company.

         6. Agreement Not to Compete - Competing Businesses. Employee hereby acknowledges that the Company is engaged in the business of owning and operating video specialty stores for the rental and sale of videos and video games, the rental of video recorders and video game equipment and the sale of video accessories, cleaning equipment and confectionery items (the "Business of the Company") at the Company's retail Video Rental Store Locations (as defined below). Employee covenants and agrees that during his employment by the Company and for a period of one (1) year after the termination of such employment, for cause or for any other reason provided that, and for so long as, Company pays Employee salary payments hereunder, he will not, within a five (5) mile radius of any Company Video Rental Store Location (which 5-mile radius of each of the Company's Video Rental Store Locations the parties hereto agree is the "Territory"), without the prior written consent of the Company, directly or indirectly, (a) for himself or
(b) as a consultant, management, supervisory or executive employee or owner of a business engaging in the same or substantially similar business as the business of the Company ("Competing Business"), or (c) as an independent contractor, engage in any business for which he provides services which are the same or substantially similar to his duties as Employee as described herein to or on behalf of a Competing Business. "Video Rental Store Location" means at the execution of this Agreement those stores listed on Exhibit A attached hereto (which locations the parties hereto agree are those in respect of which Employee provides services or executes duties hereunder), and the Company and Employee will amend the attached Exhibit A on or about January 1 of each year during the term hereof and amend the attached Exhibit A on or about the expiration or termination of this Agreement to reflect the then existing video specialty stores owned by the Company in respect of which Employee provides services or executes duties hereunder. Notwithstanding anything herein to the contrary, the Employee shall be permitted to own, directly or indirectly, up to three percent (3%) of the outstanding capital stock of Choices Entertainment Corporation.

         7.        Agreement Not to Solicit.

                  (a) Employee covenants and agrees that during his employment by the Company and for a period of one (1) year following the termination of such employment, for any reason (except as provided in Section 8(d) hereof), he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit or attempt to divert or appropriate to a Competing Business any customers of the Company located anywhere in the Territory.

                  (b) Employee covenants and agrees that for a period of one year (1) year following the termination of such employment for any reason (except as provided in Section 8(d) hereof), he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert, or hire away to a Competing Business, any person employed by the Company, or otherwise induce or influence any person to discontinue employment with the Company, whether such person is a full-time or temporary employee of the Company and whether such employment is pursuant to a written agreement or such employment is for a determined period or is at will.

         8.       Remedies.

                  (a) Employee acknowledges and agrees that, by virtue of the duties and responsibilities attendant to his employment by the Company and the special knowledge of the Company's affairs, business, clients, customers, and operations that he has and will have as a consequence of the services being rendered to the Company pursuant hereto, irreparable loss and damage will be suffered by the Company if Employee should breach or violate any of the covenants and agreements contained in Sections 5, 6 and 7 hereof; and Employee further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the Business of the Company. Employee, therefore, agrees and consents that, in addition to any other remedies available to it, the Company shall be entitled to an injunction to prevent a breach or contemplated breach by the Employee of any of the covenants or agreements contained in such Sections. In addition, the Company shall be entitled to terminate this Agreement or suspend the payment of any and all compensation to which Employee may be entitled hereunder during the period in which Employee is in breach of or has violated any of the covenants and agreements contained in Sections 5, 6 and 7 hereof.

                  (b) The existence of any claim, demand, action or cause of action of Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in Sections 5, 6 or 7 hereof.

                  (c) Nothing contained in this Agreement shall limit, abridge or modify the rights of the parties under applicable trade secret, trademark, copyright or patent law or under the laws of unfair competition.

                  (d) Company agrees that if it shall default in the payment of any amount due hereunder, and such default shall continue uncured for 30 days after written notice thereof has been given to Company by Employee, then the parties hereto agree that Employee is entitled, in addition to any and all rights and remedies as would be provided at law or in equity, (i) to declare the entire amount of the then unpaid Compensation immediately due and payable and
(ii) terminate this Agreement, in which event Employee shall be released from his obligation to perform the covenants contained in Sections 6 and 7 hereof after such termination of this Agreement. Except as provided in this Section 8(d), Sections 5, 6, 7 and 8 shall survive any termination of this Agreement.

         9.       Termination and Retirement.

                  (a) This Agreement may be terminated immediately (except as otherwise provided below) by the Company for "cause" upon notice of termination served personally or in accordance with Section 14 hereof, such "cause" being specified in the notice. As used herein, "cause" shall mean fraud, dishonesty, gross negligence, willful misconduct or engaging in activities prohibited by Sections 5, 6, 7 or 8 hereof or any other material breach of this

Agreement. A termination of this Agreement by the Company for cause based on gross negligence or a material breach of this Agreement shall take effect thirty
(30) days after the Company gives written notice of such termination to Employee unless Employee shall during such thirty (30) day period remedy the events or circumstances constituting such breach to the reasonable satisfaction of the Company.

                  (b) In addition to the foregoing, in the event of Employee's Disability, physical or mental, the Company shall have the right subject to all applicable laws, including without limitation the Americans with Disabilities Act (the "ADA") to terminate his employment immediately. For purposes of this Agreement, the term "Disability" shall mean the inability of Employee, in the judgment in accordance with the ADA of both a medical doctor selected by the Company and a medical doctor selected by Employee (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors) due to illness, accident or any other physical or mental incapacity to perform the services required of him hereunder for an aggregate of ninety (90) days within any period of one hundred eighty
(180) consecutive days during any calendar year during the term hereof.

                  (c) The Employee shall receive the following compensation upon the termination of his employment hereunder:

                           (i) In the event Employee's employment hereunder is terminated for cause or if Employee voluntarily resigns, Employee shall be entitled to receive his Base Salary prorated through the date of termination, payable within sixty (60) days after termination and shall not be entitled to receive any Annual Bonus or any other amount in respect of the calendar year in which termination occurs or in respect of any subsequent years.

                           (ii) In the event Employee's employment hereunder is terminated by his death, the estate or legal representative of Employee shall be entitled to receive Employee's Base Salary and Annual Bonus for the calendar year in which Employee's death occurs prorated through the date of his death. The prorated Base Salary shall be payable in a lump sum within 60 days after termination and the prorated Annual Bonus shall be payable in a lump sum within 90 days after the end of the calendar year to which it relates.

                           (iii) In the event Employee's employment hereunder is terminated for Disability, Employee shall be entitled to receive (A) Base Salary and Annual Bonus for the calendar year in which such termination occurs prorated through the date of such termination, with prorated Base Salary payable in a lump sum within 60 days after termination and the prorated Annual Bonus payable in a lump sum within 90 days after the end of the calendar year to which it relates; and (B) Base Salary at the rates in effect upon the date of such termination payable in accordance with the Company's normal payroll procedure until the disability payments under the Company's insurance policies commence.

                           (iv) In the event Employee's employment hereunder is terminated by the Company without cause, Employee shall be entitled to receive the following:

                                    (A) if such  termination  occurs  during the
         initial term hereof (i.e., the period ending September 30, 1998), Employee shall be entitled to receive (1) all unpaid Base Salary and Annual Bonus and other benefits otherwise payable to Employee pursuant hereto through the period ending September 30, 1998, plus (2) one year's additional Base Salary at the rate then in effect, plus (3) an amount equal to (Y) the average of the total aggregate Annual Bonuses received by Employee during the two calendar years immediately preceding the termination of Employee's employment hereunder or, (Z) if the Agreement has been in effect for less than two years, then the Annual Bonus for the calendar year (or part thereof, if the Agreement has been in effect for less than one year, on an annualized basis) immediately preceding the termination.

                                    (B) if such  termination  occurs  after  the
         initial term hereof (i.e., after September 30, 1998), Employee shall be entitled to receive (1) all unpaid Base Salary and Annual Bonus and other benefits otherwise payable to Employee pursuant hereto through the period ending on the September 30 immediately following such termination, plus (2) one year's additional Base Salary at the rate then in effect, plus (3) an amount equal to the average of the total aggregate Annual Bonuses received by Employee during the two calendar years immediately preceding the termination of Employee's employment hereunder.

                                    (C) All amounts payable under paragraphs (A)
         and (B) above other than the Annual Bonus  payable  under  subparagraph
         (A)(1) or (B)(1), as appropriate, above, shall be paid in twelve equal monthly installments commencing on the last day of the first month following termination of this Agreement. The Annual Bonus payable under subparagraph (A)(1) or (B)(1), as appropriate, above shall be paid in a lump sum within 90 days after the end of the calendar year to which it relates.

         10. Successors and Assigns. This Employment Agreement may not be assigned by Employee. This Employment Agreement may be assigned by, and shall be binding upon the successors and assigns of, the Company.

         11. Severability. In the event any provision of this Agreement shall be held void and unenforceable, the unaffected portion hereof shall remain in full force and effect and this Agreement shall be deemed amended to excuse the provisions held void and unenforceable and shall continue in full force and effect, as amended.

         12. Jurisdiction. Employee hereby submits to the jurisdiction of the courts of the State of South Carolina or the federal courts within the State of South Carolina and hereby appoints the Secretary of State of the State of South Carolina as agent for the purpose of receiving service of process in respect of any proceeding in connection herewith. Employee acknowledges that, in the event of any breach of this provision, the Company has no adequate remedy at law and shall be entitled to injunctive relief to enforce the terms of this Section 13.

         13. Notices. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below:

If to Company:            Moovies, Inc.
                          3172 Wade Hampton Blvd.
                          Taylors, South Carolina 29687
                          Attention: Mr. John L. Taylor

If to Employee:           Mr. Robert Klein
                          83 Vermeer Drive
                          Langhorne, Pennsylvania 19053

         14. Required Deductions or Withholdings. All amounts payable to Employee pursuant to this Agreement (whether as Base Salary, Annual Bonus or otherwise) shall have deducted or withheld therefrom by the Company such amount or amounts as may be required to be so deducted or withheld pursuant to applicable federal, state or local laws.

         15. Entire Agreement and Amendment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements among the parties hereto, including without limitation that certain employment agreement by and between the Company and Employee dated August 9, 1995. Any such prior agreements shall, from and after the effective date hereof, be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Notwithstanding the foregoing, the rights of the Company under this Agreement to protect its Confidential Information, business records, and other proprietary interests are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its Confidential Information, trade secrets, and other proprietary interests, including, but not limited to, the Company's rights under that certain Noncompetition Agreement, dated August 9, 1995 executed by Employee in connection with the acquisition by the Company of Planet Video, Inc. and XIMPEC, Inc., companies formerly owned by Employee.

         16. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

         17. Options. Concurrently herewith, the Company shall grant Employee a non-qualified stock option to purchase 40,000 shares of the Company's Common Stock under the Company's 1995 Stock Plan in accordance with the terms of a non-qualified stock option agreement between Company and Employee of even date herewith, which contains certain vesting provisions and other terms and conditions.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinbefore set forth.

                                                     COMPANY:
                                                     MOOVIES, INC.

                                       By:
                                            John L. Taylor, CEO and President

                                       EMPLOYEE:


                                       Robert Klein

                                    EXHIBIT A


                   Video Rental Store Locations in Respect of
          Which Employee Provides Services or Executes Duties Hereunder